EXHIBIT 99.1

NEWS RELEASE

Phillips 66 Announces CEO Transition Plans

•	Greg Garland to step down as Chief Executive Officer on July 1 after 10 years of leading company; will remain as Executive Chairman of the Board of Directors

•	Mark Lashier, current President and Chief Operating Officer, will assume President and Chief Executive Officer role

HOUSTON – April 12, 2022 – Phillips 66 (NYSE: PSX) has named its current President and Chief Operating Officer, Mark Lashier, as President and Chief Executive Officer effective July 1. Lashier will succeed Greg Garland, who will remain as Executive Chairman of the Board of Directors until he retires in 2024.

Garland has led Phillips 66, which is headquartered in Houston, for the past 10 years.

“Greg’s leadership and commitment to Phillips 66, our employees and our investors have been invaluable,” said Glenn Tilton, lead Independent Director on the Phillips 66 Board of Directors and chair of the Board’s Nominating and Governance Committee. “He embodies our values of safety, honor and commitment and our vision to provide energy and improve lives.”

Since Garland assumed the Chairman and CEO role in May 2012, Phillips 66 has recorded many notable achievements. The company has:

•	Become an industry leader in operating excellence, including safety, reliability and environmental stewardship;

•	Pioneered disciplined capital allocation in the energy business, targeting 60% of cash flow back in the business while returning 40% to shareholders;

•	Returned $29 billion to shareholders through dividends, share repurchases and exchanges;

•	Raised its dividend 10 times for a CAGR of 17%;

•	Grown its Midstream business, establishing leading positions in the crude and NGL value chains;

•	Established a values-based organization that is true to its vision of providing energy and improving lives.

“On behalf of the Board of Directors, I want to thank Greg for his outstanding leadership as Chairman and CEO,” Tilton continued. “He stood up Phillips 66 as an independent company and created a leading diversified energy manufacturing and logistics company, while investing for the future and delivering strong financial returns.”

Lashier joined Phillips 66 in April 2021 as President and Chief Operating Officer.

“Mark is the right leader at the right time for Phillips 66,” Garland said. “He has demonstrated a strong track record of delivering growth, and driving excellence in both financial and operating results. He will lead a company that has a solid strategy, proven track record, strong leadership, outstanding employees, and will successfully navigate and thrive in the energy transition.”

“I have known Mark a long time,” continued Garland. “We have a great relationship based on trust and respect, and I am confident he will serve Phillips 66, our employees, our communities and our shareholders well.”

Lashier said he planned to continue to build on the success Garland has had since the company was established in 2012.

“Greg’s leadership in fostering a culture of operating excellence and financial strength will benefit us for decades,” Lashier said. “That foundation is critical as we face the opportunities and challenges of the next 10 years. I am excited to embark on this new role and leverage the talent of our team and the strength of our assets as we continue to deliver shareholder value.”

About Greg Garland

Garland has served as Chairman and Chief Executive Officer of Phillips 66 since 2012. A chemical engineer, he previously served as Senior Vice President, Exploration and Production, Americas for ConocoPhillips and as President and Chief Executive Officer of Chevron Phillips Chemical Company, LLC (CPChem), a joint venture between Phillips 66 and Chevron. He began his career with Phillips Petroleum Company in 1980 as a project engineer for the Plastics Technical Center. He serves on several philanthropic boards, including the Barbara Bush Houston Literacy Foundation, the Greater Houston Partnership, Junior Achievement of Southeast Texas and the Board of Visitors for MD Anderson.

About Mark Lashier

Lashier joined Phillips 66 in April of 2021 as President and Chief Operating Officer. He has over 30 years of energy industry experience. Lashier served as President and Chief Executive Officer of CPChem from 2017 to 2021. Prior to that role, he held several leadership positions at CPChem, including Executive Vice President of Olefins and Polyolefins and Senior Vice President of Specialties, Aromatics and Styrenics. He began his career with Phillips Petroleum Company as a research engineer.

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $56 billion of assets as of Dec. 31, 2021. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

CONTACTS

Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Shannon Holy (investors) 832-765-2297 shannon.m.holy@p66.com	Thaddeus Herrick (media) 855-841-2368 thaddeus.f.herrick@p66.com

2